                                                                     Exhibit 5.1


                                 March 25, 1994



First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402-4302

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 336,446 shares (the Shares") of Common Stock, par value $1.25 per share, of First Bank System, Inc. (the Company"), which may be issued pursuant to the Company's 1988 Equity Participation Plan (the "Plan"). We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable, provided that (i) the purchase price is at least equal to the par value of the Shares, and (ii) the Registration Statement shall have become and remains effective under the Securities Act of 1933, as amended.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          Dorsey & Whitney


LRM/jls